Filed Pursuant to Rule 424(b)(2)
Registration No. 333-166446-01

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities (Senior Notes) of Spectra Energy Capital, LLC	$650,000,000	$88,660.00
Guarantees of Debt Securities by Spectra Energy Corp(2)

(1)	The filing fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.
(2)	No separate consideration will be received for the Spectra Energy Corp guarantees. Pursuant to Rule 457(n), no separate fee is payable in respect of the Spectra Energy Corp guarantees.

PROSPECTUS SUPPLEMENT

(To Prospectus dated April 30, 2010)

Spectra Energy Capital, LLC

$650,000,000 3.30% Senior Notes due 2023

Fully and Unconditionally Guaranteed by

Spectra Energy Corp

This is an offering by Spectra Energy Capital, LLC of $650,000,000 aggregate principal amount of its 3.30% Senior Notes due 2023. The notes will bear interest at the rate of 3.30% per year. We will pay interest on the notes on March 15 and September 15 of each year, beginning September 15, 2013. The notes will mature on March 15, 2023. We may redeem some or all of the notes at any time at the redemption prices described in this prospectus supplement beginning on page S-17.

The notes are unsecured and rank equally with all other senior indebtedness of Spectra Energy Capital, LLC. The notes will be fully and unconditionally guaranteed by our parent, Spectra Energy Corp, on a senior unsecured basis.

Investing in the notes involves certain risks. See “Risk Factors” beginning on page S-10 of this prospectus supplement and the section captioned “Risk Factors” in Spectra Energy Corp’s Annual Report on Form 10-K for the year ended December 31, 2012, which has been filed with the Securities and Exchange Commission and is incorporated by reference into this prospectus supplement.

The notes will not be listed on any securities exchange or quoted on any dealer quotation system. Currently, there is no public market for the notes.

	Per Note	Total
Public Offering Price (1)	99.677%	$647,900,500
Underwriting Discount (2)	0.650%	$4,225,000
Proceeds before Expenses to Spectra Energy Capital, LLC (1)	99.027%	$643,675,500

(1)	Plus accrued interest, if any, from February 28, 2013, if settlement occurs after that date.
(2)	See “Underwriting” on page S-24.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect the notes to be ready for delivery in book-entry form through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, Luxembourg, and Euroclear Bank N.V./S.A., on or about February 28, 2013.

Joint Book-Running Managers

Morgan Stanley
Deutsche Bank Securities
RBS
SunTrust Robinson Humphrey

Co-Managers

KeyBanc Capital Markets
Mitsubishi UFJ Securities
SMBC Nikko

The date of this prospectus supplement is February 25, 2013.

Prospectus Supplement

Prospectus

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and the notes. The second part is the accompanying prospectus, which describes certain terms of the indenture under which the notes and the guarantees will be issued and which gives more general information, some of which may not apply to this offering.

If the information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus or any free writing prospectus prepared by or on behalf of us. We have not, and the underwriters have not, authorized anyone to provide you with additional or different information. We are not, and the underwriters are not, making an offer to sell the notes or the guarantees in any jurisdiction where the offer is not permitted. You should assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate only as of the date on the front of this document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since these dates.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus supplement and the accompanying prospectus contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can typically identify forward-looking statements by the use of forward-looking words, such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will,” “potential,” “forecast,” and similar expressions. Those statements represent our and Spectra Energy Corp’s intentions, plans, expectations, assumptions and beliefs about future events. Our and Spectra Energy Corp’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Forward-looking statements are subject to risks, uncertainties, and other factors, many of which are outside our control and could cause actual results to differ materially from the results expressed or implied by those forward-looking statements. Factors that could cause actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to, those factors set forth in the section of this prospectus supplement entitled “Risk Factors” beginning on page S-10 and the section captioned “Risk Factors” in Spectra Energy Corp’s Annual Report on Form 10-K for the year ended December 31, 2012, which has been filed with the Securities and Exchange Commission (the “SEC”) and incorporated by reference into this prospectus supplement, as well as the following:

•

state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an effect on rate structure, and affect the speed at and degree to which competition enters the natural gas and oil industries;

•	outcomes of litigation and regulatory investigations, proceedings or inquiries;

•	weather and other natural phenomena, including the economic, operational and other effects of hurricanes and storms;

•	the timing and extent of changes in commodity prices, interest rates and foreign currency exchange rates;

•

general economic conditions, including the risk of a prolonged economic slowdown or decline, or the risk of delay in a recovery, which can affect the long-term demand for natural gas and oil and related services;

•	potential effects arising from terrorist attacks and any consequential or other hostilities;

•	changes in environmental, safety and other laws and regulations;

•	the development of alternative energy resources;

•

results of financing efforts, including the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings and general market and economic conditions;

•	increases in the cost of goods and services required to complete capital projects;

•	declines in the market prices of equity and debt securities and resulting funding requirements for defined benefit pension plans;

•

growth in opportunities, including the timing and success of efforts to develop U.S. and Canadian pipeline, storage, gathering, processing and other related infrastructure projects and the effects of competition;

•	the performance of natural gas and oil transmission and storage, distribution, and gathering and processing facilities;

•	the extent of success in connecting natural gas and oil supplies to gathering, processing and transmission systems and in connecting to expanding gas and oil markets;

•	the effects of accounting pronouncements issued periodically by accounting standard-setting bodies;

S-ii

•	conditions of the capital markets during the periods covered by these forward-looking statements; and

•

the ability to successfully complete merger, acquisition or divestiture plans; regulatory or other limitations imposed as a result of a merger, acquisition or divestiture; and the success of the business following a merger, acquisition or divestiture.

In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than Spectra Energy Capital, LLC and Spectra Energy Corp have described. Spectra Energy Capital, LLC and Spectra Energy Corp undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary is to help you understand our business, the notes and the guarantees. It does not contain all of the information that may be important to you. You should read carefully the entire prospectus supplement, the accompanying prospectus, the documents incorporated by reference and the other documents to which we refer you for a more complete understanding of this offering and our business. You should also read “Risk Factors” beginning on page S-10 of this prospectus supplement and the section captioned “Risk Factors” in Spectra Energy Corp’s Annual Report on Form 10-K for the year ended December 31, 2012, which has been filed with the SEC, and incorporated by reference into this prospectus supplement, for more information about important risks that you should consider before making a decision to purchase any notes in this offering.

Spectra Energy Corp conducts substantially all of its business through Spectra Energy Capital, LLC, or Spectra Energy Capital, and the subsidiaries and unconsolidated affiliates of Spectra Energy Capital. Accordingly, in the sections of this prospectus supplement that describe the business of Spectra Energy Corp and Spectra Energy Capital, unless the context otherwise indicates, references to “Spectra Energy Capital,” “us,” “we,” “our,” and like terms refer to Spectra Energy Capital together with its subsidiaries and unconsolidated affiliates. All financial results presented in this prospectus supplement are those of Spectra Energy Corp.

The notes are solely obligations of Spectra Energy Capital and, to the extent described in this prospectus supplement, are fully and unconditionally guaranteed by Spectra Energy Corp. Accordingly, in the other sections of this prospectus supplement, including “—The Offering” and “Description of the Notes,” unless the context otherwise indicates, references to “Spectra Energy Capital,” “us,” “we,” “our,” and like terms refer only to Spectra Energy Capital, LLC and do not include any of its subsidiaries or unconsolidated affiliates or Spectra Energy Corp. Likewise, in such sections, unless the context otherwise indicates, including with respect to financial and operating information that is presented on a consolidated basis, “Spectra Energy Corp” refers only to Spectra Energy Corp and not its subsidiaries or unconsolidated affiliates.

Spectra Energy Corp and Spectra Energy Capital, LLC

Spectra Energy Corp conducts substantially all of its business through its wholly owned subsidiary, Spectra Energy Capital, and the subsidiaries and unconsolidated affiliates of Spectra Energy Capital. All of the operating assets, liabilities and operations of Spectra Energy Corp are held by Spectra Energy Capital, except for certain benefit plan assets and liabilities.

We own and operate a large and diversified portfolio of complementary natural gas-related energy assets and are one of North America’s leading natural gas infrastructure companies. For over a century, we and our predecessor companies have developed critically important pipelines and related energy infrastructure connecting natural gas supply sources to premium markets. We currently operate in three key areas of the natural gas industry: gathering and processing, transmission and storage, and distribution. Headquartered in Houston, Texas, we provide transportation and storage of natural gas to customers in various regions of the northeastern and southeastern United States, the Maritime Provinces in Canada and the Pacific Northwest in the United States and Canada, and in the province of Ontario, Canada. We also provide natural gas sales and distribution service to retail customers in Ontario, and natural gas gathering and processing services to customers in western Canada. We also have a 50% ownership interest in DCP Midstream, LLC (“DCP Midstream”), based in Denver, Colorado, one of the leading natural gas gatherers in the United States based on wellhead volumes, and one of the largest U.S. producers and marketers of natural gas liquids (“NGLs”). Our business includes a 61% equity interest in Spectra Energy Partners, LP (“Spectra Energy Partners”), a natural gas infrastructure master limited partnership. Spectra Energy Partners is a separate, publicly traded entity which trades on the New York Stock Exchange under the symbol “SEP.”

Our natural gas pipeline systems consist of more than 19,000 miles of transmission pipelines. Our proportional throughput for our pipelines totaled 4,189 trillion British thermal units (“TBtu”) in 2012, compared to 4,329 TBtu in 2011 and 4,248 TBtu in 2010. These amounts include throughput on 100%-owned U.S. and Canadian pipelines and our proportional share of throughput on pipelines that are not 100%-owned. Our storage facilities provide approximately 305 billion cubic feet (“Bcf”) of storage capacity in the United States and Canada.

Business Strategy

Our focus is on leading the natural gas infrastructure industry in terms of safe and reliable operations, customer responsiveness and profitability. Through our network of people and assets, we strive to increase our size, financial flexibility and services to meet the changing needs of our customers. Our primary business objective is to create superior and sustainable value for our investors, customers, employees and communities by providing natural gas gathering, processing, transmission, storage and distribution services.

In November 2012, we acquired direct one-third ownership interests in DCP Sand Hills Pipeline, LLC (“Sand Hills”) and DCP Southern Hills Pipeline, LLC (“Southern Hills”). In December 2012, we signed a definitive agreement to purchase the Express-Platte Pipeline System assets which transport crude oil from western Canada to refining markets in the United States. The Express-Platte Pipeline acquisition is expected to close in the first half of 2013. This acquisition, when completed, will provide opportunities to further move into adjacent businesses with similar customer bases and expand our value chain participation into NGL pipeline and crude oil infrastructure assets.

Our Businesses

We currently manage our business in four reportable segments: U.S. Transmission, Distribution, Western Canada Transmission & Processing, and Field Services. The remainder of our business operations is presented as “Other” and consists of unallocated corporate costs, 100%-owned captive insurance subsidiaries, employee benefit plan assets and liabilities, and other miscellaneous activities. The following sections describe the operations of each of our businesses.

U.S. Transmission

Our U.S. Transmission business provides transportation and storage of natural gas for customers in various regions of the northeastern and southeastern United States and the Maritime Provinces in Canada. Our U.S. pipeline systems consist of more than 14,600 miles of transmission pipelines with eight primary transmission systems: Texas Eastern Transmission, LP (“Texas Eastern”); Algonquin Gas Transmission, LLC; East Tennessee Natural Gas, LLC; Maritimes & Northeast Pipeline, L.L.C. and Maritimes & Northeast Pipeline Limited Partnership; Ozark Gas Transmission, L.L.C.; Big Sandy Pipeline, LLC, Gulfstream Natural Gas System, LLC; and Southeast Supply Header, LLC. The pipeline systems in our U.S. Transmission business receive natural gas from major North American producing regions for delivery to their respective markets. A majority of contracted transportation volumes are under long-term firm service agreements, where customers reserve capacity in the pipeline. Interruptible services, where customers can use capacity if it is available at the time of the request, are provided on a short-term or seasonal basis.

U.S. Transmission provides natural gas storage services through Saltville Gas Storage Company, L.L.C., Market Hub Partners Holding’s Moss Bluff and Egan storage facilities, Steckman Ridge, LP, Bobcat Gas Storage and Texas Eastern’s facilities. Gathering services are provided through Ozark Gas Gathering, L.L.C. In the course of providing transportation services, U.S. Transmission also processes natural gas on its Texas Eastern system.

U.S. Transmission’s proportional throughput for its pipelines totaled 2,709 TBtu in 2012, compared to 2,770 TBtu in 2011 and 2,708 TBtu in 2010. This includes throughput on 100%-owned pipelines and our proportional share of throughput on pipelines that are not 100%-owned. Demand on the pipeline and storage systems is seasonal, with the highest throughput occurring during colder periods in the first and fourth calendar quarters, and storage injections occurring primarily during the summer periods. Actual throughput and storage injections/withdrawals do not have a significant impact on revenues or earnings.

Distribution

We provide distribution services in Canada through our subsidiary, Union Gas Limited (“Union Gas”). Union Gas is a major Canadian natural gas storage, transmission and distribution company based in Ontario with over 100 years of experience and service to customers. The distribution business serves approximately 1.4 million residential, commercial and industrial customers in more than 400 communities across northern, southwestern and eastern Ontario. Union Gas’ storage and transmission business offers storage and transportation services to customers at Dawn Hub, the largest underground storage facility in Canada and one of the largest in North America. It offers customers an important link in the movement of natural gas from Western Canada and U.S. supply basins to markets in central Canada and the northeast United States.

Union Gas’ distribution system consists of approximately 39,000 miles of main and service pipelines. Distribution pipelines carry or control the supply of natural gas from the point of local supply to customers. Union Gas’ underground natural gas storage facilities have a working capacity of approximately 160 Bcf in underground facilities located in depleted gas fields. Its transmission system consists of approximately 3,000 miles of high-pressure pipeline and associated mainline compressor stations.

Western Canada Transmission & Processing

Our Western Canada Transmission & Processing business is comprised of the BC Pipeline and BC Field Services operations, and the Canadian Midstream and NGL Marketing operations.

The BC Field Services business consists of raw gas gathering pipelines and gas processing facilities, primarily in northeast British Columbia. These facilities provide services to natural gas producers to remove impurities from the raw gas stream including water, carbon dioxide, hydrogen sulfide and other substances. Where required, these facilities also remove various NGLs for subsequent sale by the producers. NGLs are liquid hydrocarbons extracted during the processing of natural gas. Principal commercial NGLs include butanes, propane, natural gasoline and ethane. The BC Field Services business includes six gas processing plants located in British Columbia, associated field compressor stations and approximately 1,500 miles of gathering pipelines.

The Canadian Midstream business provides similar gas gathering and processing services in British Columbia and Alberta and consists of 11 natural gas processing plants and approximately 700 miles of gathering pipelines.

The Empress NGL business provides NGL extraction, fractionation, transportation, storage and marketing services to western Canadian producers and NGL customers throughout Canada and the northern tier of the United States. Assets include a majority ownership interest in an NGL extraction plant, an integrated NGL fractionation facility, an NGL transmission pipeline, seven terminals where NGLs are loaded for shipping or transferred into product sales pipelines, two NGL storage facilities and an NGL marketing business. The Empress extraction and fractionation plant is located in Empress, Alberta.

Field Services

Field Services consists of our 50% investment in DCP Midstream, which is accounted for as an equity investment. DCP Midstream gathers, processes, treats, compresses, transports and stores natural gas. In addition, DCP Midstream also fractionates, transports, gathers, processes, stores, markets and trades NGLs. Phillips 66 owns the remaining 50% interest in DCP Midstream. DCP Midstream currently owns a 28% interest in DCP Midstream Partners, LP (“DCP Partners”), a master limited partnership. As its general partner, DCP Midstream accounts for its investment in DCP Partners as a consolidated subsidiary.

DCP Midstream’s gathering systems include connections to several interstate and intrastate natural gas and NGL pipeline systems, one natural gas storage facility and one NGL storage facility. DCP Midstream gathers raw natural gas through gathering systems located in nine major natural gas producing regions: Mid-Continent, Rocky Mountain, East Texas-North Louisiana, Barnett Shale, Gulf Coast, South Texas, Central Texas, Antrim Shale and Permian Basin. DCP Midstream owns or operates approximately 63,000 miles of gathering and transmission pipeline. As of December 31, 2012, DCP Midstream owned or operated 62 natural gas processing plants, and 12 fractionators. In addition, DCP Midstream operates a propane wholesale marketing business in the northeastern United States.

Other

Sand Hills and Southern Hills Pipelines

In November 2012, Spectra Energy Corp acquired direct one-third ownership interests in Sand Hills and Southern Hills. DCP Midstream and Phillips 66 also each own a direct one-third interest in the two pipelines. With our direct ownership interests and our 50% ownership interest of DCP Midstream, we have 50% effective ownership interests in Sand Hills and Southern Hills. The Sand Hills and Southern Hills pipelines are currently under construction by DCP Midstream, which will operate the pipelines upon completion.

The Sand Hills pipeline will consist of approximately 720 miles of pipeline with initial capacity of 200,000 barrels per day (“Bbls/d”) that will provide NGL transportation from the Permian Basin and Eagle Ford shale region to the premium NGL markets on the Gulf Coast. The Sand Hills pipeline is being phased into service, with Phase I completed during the fourth quarter of 2012, with initial service from the Eagle Ford shale region to Mont Belvieu. Phase II, which will provide service from the Permian Basin to the Eagle Ford shale region, is expected to be completed in the second quarter of 2013. The Southern Hills pipeline will consist of approximately 800 miles of NGL pipeline with initial capacity of almost 150,000 Bbls/d. The Southern Hills pipeline will be connected to several DCP Midstream processing plants and anticipated third-party producers and will provide NGL transportation from the Mid-Continent to Mont Belvieu. The Southern Hills pipeline is expected to be in-service in mid-2013.

Express-Platte Pipeline System

On December 10, 2012, we entered into a definitive agreement to purchase 100% of the ownership interests in the Express-Platte Pipeline System for $1.49 billion, consisting of $1.25 billion in cash and $240 million of acquired debt. The Express-Platte Pipeline System, which begins in Hardisty, Alberta, and terminates in Wood River, Illinois, is comprised of both the Express and Platte crude oil pipelines. The Express pipeline carries crude oil to U.S. refining markets in the Rockies area, specifically Billings and Laurel, Montana, and Casper, Wyoming. The Platte pipeline, which interconnects with the Express pipeline in Casper, transports crude oil predominantly from the Bakken and western Canada to refineries in the Midwest. Completion of the transaction is subject to customary consents, regulatory approvals and closing conditions. The transaction is expected to close in the first half of 2013. Since the completion of the acquisition of the Express-Platte Pipeline System is subject to various conditions, however, it is not certain that we will acquire the Express-Platte Pipeline System within the expected timeframe or at all. We expect to fund the purchase price with a mix of debt and equity financing, including the proceeds of our December 2012 equity offering and the remainder with borrowings under our $1.2 billion delayed draw term loan. The acquisition is not subject to a financing condition. Upon closing, a new reportable business segment, “Liquids,” will be formed that will consist of the Express-Platte Pipeline System assets and our direct equity investments in Sand Hills and Southern Hills.

Our Principal Executive Offices

Our corporate headquarters are located at 5400 Westheimer Court, Houston, Texas 77056. Spectra Energy Corp was incorporated in 2006 and is a Delaware corporation. Spectra Energy Capital is a Delaware limited liability company. Our telephone number is (713) 627-5400.

Corporate Structure

Spectra Energy Corp Business Segments

Percentages indicate ownership interest in less than wholly owned entities.

The Offering

Issuer	Spectra Energy Capital, LLC.

Securities Offered	$650,000,000 aggregate principal amount of 3.30% Senior Notes due 2023.

Guarantees	The notes will be fully and unconditionally guaranteed by Spectra Energy Corp on a senior unsecured basis. See “Description of the Notes—Guarantees.”

Interest Rate	The notes will bear interest at 3.30% per annum. All interest on the notes will accrue from February 28, 2013.

Interest Payment Date	Interest on the notes will be paid in cash semi-annually in arrears on March 15 and September 15 of each year, beginning September 15, 2013.

Maturity	March 15, 2023.

Use of Proceeds	We expect to receive aggregate net proceeds of approximately $643.3 million from the sale of the notes to the underwriters, after deducting the underwriters’ discount and other offering expenses payable by us. We expect to use the net proceeds of this offering to repay commercial paper used to repay the $495 million aggregate principal amount of our 6.25% senior notes that matured on February 15, 2013, to fund capital expenditures and for other general corporate purposes, including acquisitions and the repayment of other commercial paper. See “Use of Proceeds.”

Ranking	The notes and the guarantees will be:

•	Spectra Energy Capital’s and, in the case of the guarantees, Spectra Energy Corp’s direct, unsecured and unsubordinated obligations;

•	equal in priority with all of the existing and future unsecured and unsubordinated debt of Spectra Energy Capital and Spectra Energy Corp, respectively;

•	effectively subordinated in right of payment to any future secured debt of Spectra Energy Capital and Spectra Energy Corp, respectively, to the extent of such security;

•

effectively subordinated in right of payment to all existing and future debt and other liabilities, including trade payables, of the subsidiaries of Spectra Energy Capital and Spectra Energy Corp (other than Spectra Energy Capital), respectively; and

•	senior in right of payment to all future subordinated debt of Spectra Energy Capital and Spectra Energy Corp, respectively.

See “Description of the Notes—Ranking.”

Optional Redemption	Prior to December 15, 2022, we may redeem the notes in whole, at any time, or in part, from time to time, prior to maturity, at a redemption price that includes accrued and unpaid interest and a make-whole premium. At any time on or after December 15, 2022, the notes will be redeemable, in whole or in part, at our option, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued interest thereon, if any, to the redemption date. For a more complete description of the redemption provisions of the notes, see “Description of the Notes—Optional Redemption” on page S-17.

Certain Covenants	We will issue the notes under an indenture with The Bank of New York Mellon Trust Company, N.A. (successor to JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank)), as trustee. The indenture contains certain covenants that, among other things, limit our ability and the ability of certain of our subsidiaries to incur debt secured by liens. See “Description of the Notes” in this prospectus supplement and “Description of the Senior Notes” in the accompanying prospectus.

Risk Factors	Investing in the notes involves certain risks. You should carefully consider the risk factors discussed under the heading “Risk Factors” beginning on page S-10 of this prospectus supplement and the section captioned “Risk Factors” in Spectra Energy Corp’s Annual Report on Form 10-K for the year ended December 31, 2012, which has been filed with the SEC and incorporated by reference into this prospectus supplement, and the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding to invest in the notes.

Book-Entry Form/Denominations	The notes will be issuable in denominations of $2,000 and any integral multiples of $1,000 above that amount in book-entry form and will be represented by one or more global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”), and registered in the name of DTC or its nominee. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances. This means that you will not receive a certificate for your notes and your notes will not be registered in your name, except under certain limited circumstances described under the caption “Description of the Notes—Book-Entry Delivery and Settlement.”

Lack of Public Market for the Notes	There is no existing trading market for the notes, and there can be no assurance regarding:

•	any future development or liquidity of a trading market for the notes;

•	the prices at which you may be able to sell your notes; or

•	your ability to sell your notes at all.

Future trading prices of the notes will depend on many factors, including:

•	prevailing interest rates;

•	our operating results and financial condition; and

•	the markets for similar securities.

We do not intend to apply for the listing of the notes on any securities exchange or for quotation of the notes in any dealer quotation system.

Trustee	The Bank of New York Mellon Trust Company, N.A.

Governing Law	The notes, the guarantees and the indenture will be governed by, and construed in accordance with, the laws of the State of New York.

Further Issues	We may from time to time, without the consent of existing holders, create and issue additional notes under the indenture having the same terms and conditions as the notes being offered hereby in all respects, except for issue date, issue price and, if applicable, the first payment of interest thereon; provided that the additional notes issued will be fungible with the original notes for United States federal income tax purposes. Additional notes issued in this manner will be consolidated with and will form a single series with the previously outstanding notes of like tenor.

RISK FACTORS

An investment in the notes involves risks. You should carefully consider the risks described below and the section captioned “Risk Factors” in Spectra Energy Corp’s Annual Report on Form 10-K for the year ended December 31, 2012, which has been filed with the SEC and is incorporated by reference into this prospectus supplement, as well as the other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, including filings made with the SEC subsequent to the date of this prospectus supplement, before making an investment decision. If any of these risks were to materialize, our business, results of operations, cash flows and financial condition could be materially adversely affected. In that case, the value of the notes could decline, and you could lose part or all of your investment.

Risks Related to the Proposed Acquisition of the Express-Platte Pipeline System

We may not complete the acquisition of the Express-Platte Pipeline System within the time frame we anticipate or at all, which could have a negative effect on our business or our results of operations.

On December 10, 2012, we signed a definitive agreement under which we will acquire all of the outstanding shares of the companies and other entities that own the Express-Platte Pipeline System. The transaction is subject to a number of closing conditions, including regulatory approvals, which may not be received or may take longer than expected. The transaction is also subject to other risks and uncertainties, such as the possibility that either we or the sellers could exercise our respective termination rights under the agreement. If the transaction is not consummated within the expected time frame or at all, it could adversely affect our earnings and our ability to execute on our growth strategy. If you decide to purchase notes in this offering, you should be willing to do so regardless of whether we complete the acquisition of the Express-Platte Pipeline System.

If we successfully acquire the Express-Platte Pipeline System, the acquired business may underperform relative to our expectations.

In the event that the acquisition of the Express-Platte Pipeline System is consummated, the acquired business may underperform, causing our financial results to differ from our own or the investment community’s expectations. In addition, we may not be able to achieve anticipated cost savings or other synergies or realize growth opportunities. The Express-Platte Pipeline System’s rates and terms and conditions of service are regulated by the Federal Energy Regulatory Commission, the National Energy Board and the Wyoming Public Service Commission. Actions taken by these regulatory agencies may limit or decrease the revenues the Express-Platte Pipeline System collects for providing transportation service, and may cause the Express-Platte Pipeline System to be unable to recover its cost of providing such service. In addition, it is possible that the Express-Platte Pipeline System may be adversely affected by economic, business and/or competitive factors before or after closing of the acquisition of the Express-Platte Pipeline System.

We may not realize the expected benefits of the acquisition of the Express-Platte Pipeline System because of integration difficulties and other challenges.

The success of the acquisition of the Express-Platte Pipeline System will in part depend on our ability to integrate the Express-Platte Pipeline System with our existing businesses. The integration process may be complex, costly and time-consuming. The potential difficulties of integrating the operations of the Express-Platte Pipeline System include, among others:

•	implementing our business plan for the combined business;

•	changes in applicable laws and regulations or conditions imposed by regulators;

•	retaining key employees;

•	operating risks inherent in the Express-Platte Pipeline System’s business and our business;

•	realizing revenue and expense targets; and

•	unanticipated issues, costs, obligations and liabilities.

In addition, we expect to continue to incur significant costs in connection with the acquisition of the Express-Platte Pipeline System and the related integration of the Express-Platte Pipeline System business. The costs, obligations and liabilities actually incurred by us in connection with the acquisition of the Express-Platte Pipeline Pipeline System and subsequent integration process may exceed those anticipated by us.

Additionally, the acquisition of the Express-Platte Pipeline System may divert our or the Express-Platte Pipeline System’s management’s attention from other business concerns, which could have a negative effect on either our or the Express-Platte Pipeline System’s business, results of operations and financial condition.

In connection with the acquisition of the Express-Platte Pipeline System, we will be engaging in a new line of business. We cannot assure you that our expansion into this line of business will succeed.

Following consummation of the acquisition of the Express-Platte Pipeline System, we will operate a crude oil pipeline system, which is a new line of business from our existing operations focused on natural gas. Operating in a new line of business is complex, involving assets and operations with respect to which we have limited operating experience. Operating a crude oil pipeline system requires different operating strategies and different managerial expertise than our current operations, and a crude oil pipeline system is subject to additional or different regulations. Failure to timely and successfully develop this new line of business in conjunction with our existing operations may have a material adverse effect on our business, financial condition and results of operations.

Risks Related to the Notes

The notes are equal in right of payment to a substantial portion of our other unsecured senior indebtedness.

Our payment obligations under the notes and Spectra Energy Corp’s guarantees are unsecured and equal in right of payment to a substantial portion of the current and future indebtedness of Spectra Energy Capital and Spectra Energy Corp, respectively, including its indebtedness for borrowed money, indebtedness evidenced by bonds, debentures, notes or similar instruments, obligations arising from or with respect to guarantees and direct credit substitutes, obligations associated with hedges and derivative products, capitalized lease obligations and other senior indebtedness. Subject to certain restrictions on secured debt, the indenture governing the notes does not limit the ability of Spectra Energy Capital and Spectra Energy Corp to incur additional indebtedness and other obligations, including indebtedness and other obligations that rank equal in right of payment with the notes.

The notes are effectively subordinated to any existing and future indebtedness of our subsidiaries. We may require cash from our subsidiaries to make payments on the notes.

We conduct our businesses through subsidiaries, some of which are not wholly owned, and we rely on dividends, distributions, proceeds from inter-company transactions, interest payments and loans from those entities to meet our obligations for payment of principal and interest on outstanding debt obligations, including the notes. These subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations on the notes or Spectra Energy Corp’s payment obligation on the guarantees. In addition, provisions of applicable law, such as those limiting the legal sources of dividends, could limit our subsidiaries ability to make payments or other distributions to us, and they could agree to contractual restrictions on their ability to make distributions. If we are unable to obtain cash from such entities to fund required payments in respect of the notes, we may be unable to make payments of principal of or interest on the notes.

In addition, the rights that we and our creditors would have to participate in the assets of any such subsidiary upon the subsidiary’s liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors. Accordingly, the notes are structurally subordinated to all existing and future liabilities of our subsidiaries. Certain subsidiaries of ours have incurred substantial amounts of debt in the operations and expansion of their businesses, and we anticipate that certain of our subsidiaries will do so in the future.

We rely on access to short-term money markets and longer-term capital markets to finance capital requirements and support liquidity needs, and access to those markets can be adversely affected, particularly if we or our respective rated subsidiaries are unable to maintain an investment-grade credit rating, which could adversely affect our cash flows or restrict business, and could adversely affect the holders of the notes.

Our businesses are financed to a large degree through debt. The maturity and repayment profile of debt used to finance capital investments often does not correlate to cash flows from assets. Accordingly, we rely on access to both short-term money markets and longer-term capital markets as a source of liquidity for capital requirements not satisfied by the cash flow from operations and to fund capital investments originally financed through debt. Our senior unsecured long-term debt is currently rated investment-grade by various rating agencies. If the rating agencies were to rate us or our rated subsidiaries below investment-grade, such entity’s borrowing costs would increase, perhaps significantly. In addition, the entity would likely be required to pay a higher interest rate in future financings, and its potential pool of investors and funding sources could decrease. Such developments also could adversely affect the holders of the notes.

We and certain of our subsidiaries maintain revolving credit facilities to provide for borrowings, back-up for commercial paper programs and/or letters of credit. These facilities typically include financial covenants which limit the amount of debt that can be outstanding as a percentage of the total capital. Failure to maintain these covenants could preclude us or such subsidiaries from issuing commercial paper or letters of credit or borrowing under the revolving credit facility and could require other affiliates to immediately pay down any outstanding drawn amounts under other revolving credit agreements, which could adversely affect cash flow or restrict businesses and could adversely affect our ability to make payments on the notes. Furthermore, if our short-term debt rating were to be below tier 2 (e.g., A-2/P-2, S&P and Moody’s, respectively), access to the commercial paper market could be significantly limited.

If we are not able to access capital at competitive rates, our ability to finance operations and implement our strategies may be adversely affected. Restrictions on our ability to access financial markets may also affect our ability to execute our business plans and repay debt (including the notes) as scheduled. An inability to access capital may limit our ability to pursue improvements or acquisitions that we may otherwise rely on for future growth. Any downgrade or other event negatively affecting the credit ratings of our subsidiaries could make our costs of borrowing higher or access to funding sources more limited, which in turn could increase our need to provide liquidity in the form of capital contributions or loans to such subsidiaries, thus reducing the liquidity and borrowing availability of the consolidated group.

An active trading market for the notes may not develop.

There is no existing market for the notes and no market may develop for the notes. The ability of noteholders to sell their notes, or the price at which noteholders will be able to sell their notes, will depend on many factors, including, among other things, prevailing interest rates, our operating results and financial condition and the market for similar securities. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so and any market making may be discontinued at any time without notice. We do not intend to apply to list the notes on any securities exchange or for quotation of the notes in any dealer quotation system.

The guarantees of Spectra Energy Corp may be of limited value.

As Spectra Energy Corp currently has no significant unrestricted assets other than the membership interests of Spectra Energy Capital, Spectra Energy Corp’s guarantee of the notes may be of limited value.

USE OF PROCEEDS

We expect to receive aggregate net proceeds of approximately $643.3 million from the sale of the notes to the underwriters, after deducting the underwriters’ discount and other offering expenses payable by us. We expect to use the net proceeds of this offering, together with cash on hand, to repay commercial paper used to repay the $495 million aggregate principal amount of our 6.25% notes that matured on February 15, 2013, to fund capital expenditures and for other general corporate purposes, including acquisitions and the repayment of other commercial paper. The weighted average interest rate and maturity of such commercial paper as of February 21, 2013, was 0.43% and 10 days, respectively. The net proceeds may be invested temporarily in short-term marketable securities or applied to repay short-term debt until they are used for their stated purpose.

SPECTRA ENERGY CORP CAPITALIZATION

The following table shows Spectra Energy Corp’s cash and cash equivalents and capitalization as of December 31, 2012:

•	on a historical basis; and

•

on an as adjusted basis to reflect (i) the repayment of the $495 million aggregate principal amount of our 6.25% notes that matured on February 15, 2013, (ii) the consummation of this offering, (iii) the assumed full draw of our $1.2 billion delayed draw term loan which was entered into for general corporate purposes, including the funding of a portion of the purchase price of the acquisition of the Express-Platte Pipeline System, and (iv) the repayment of $514 million of commercial paper of Spectra Energy Capital. This table does not reflect the assumption, upon closing the acquisition, of approximately $240 million of debt of the companies and entities that own the Express Platte Pipeline System.

This table should be read in conjunction with, and is qualified in its entirety by reference to, Spectra Energy Corp’s historical financial statements and the accompanying notes included in its Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference into this prospectus supplement. Principal amounts for subsidiary long-term debt issued in Canadian dollars have been converted to US dollar equivalents using the exchange rate in effect at December 31, 2012.

	As of December 31, 2012
	Historical	As Adjusted
	(in millions)
Cash and cash equivalents	$94	$928

Spectra Energy Capital long-term debt, including current maturities:
6.25% senior notes due 2013	495	—
5.90% senior notes due 2013	250	250
5.5% senior notes due 2014	148	148
5.668% senior notes due 2014	408	408
6.20% senior notes due 2018	500	500
6.75% senior notes due 2018	150	150
8% senior notes due 2019	500	500
5.65% senior notes due 2020	300	300
6.75% senior notes due 2032	240	240
7.50% senior notes due 2038	250	250
Bank term loan	—	1,200	(1)
3.30% senior notes due 2023 offered hereby	—	650
Subsidiary long-term debt principal, including current maturities	8,277	8,277
Change in fair value of debt hedged	50	50
Unamortized debt discount and premium, net	(13)	(19)
Other unamortized items	19	19
Commercial paper	1,259	745

Total debt	12,833	13,668
Preferred stock of subsidiaries	258	258
Total stockholders’ equity	9,843	9,843

Total capitalization	$22,934	$23,769

(1)	As of February 22, 2013, we had borrowed $250 million under our delayed-draw term loan agreement.

SPECTRA ENERGY CORP RATIO OF EARNINGS TO FIXED CHARGES

The following table shows Spectra Energy Corp’s ratio of earnings to fixed charges for each of the years ended December 31, 2012, 2011, 2010, 2009 and 2008. For a presentation of how Spectra Energy Corp’s ratio of earnings to fixed charges is calculated, see exhibit 12.1 to Spectra Energy Corp’s Annual Report on Form 10-K for the year ended December 31, 2012.

	Years ended December 31,
	2012	2011	2010	2009	2008
Ratio of Earnings to Fixed Charges	2.8	3.4	3.1	2.8	3.6

DESCRIPTION OF THE NOTES

General

We have summarized selected provisions of the notes below. The notes will be issued under a Senior Indenture, dated as of April 1, 1998 and as amended and supplemented, among Spectra Energy Capital, as issuer, Spectra Energy Corp, as guarantor, and The Bank of New York Mellon Trust Company, N.A., as trustee. The notes are a separate series of Senior Notes described in the accompanying prospectus, and this summary supplements that description. This summary is not complete and should be read together with the indenture and the description of the general terms and provisions of the notes provided under the caption “Description of the Senior Notes” in the accompanying prospectus.

The notes will mature on March 15, 2023 and will bear interest at the rate of 3.30% per year from the date of original issuance, and will be issued in fully registered form in denominations of $2,000 and integral multiples of $1,000. Spectra Energy Capital will pay interest on the notes semi-annually on March 15 and September 15 of each year, beginning September 15, 2013, to the person in whose name the note is registered at the close of business on the March 1 and September 1 (whether or not a business day) before the relevant interest payment date. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. If any date on which interest is payable is not a business day, Spectra Energy Capital will pay that interest on the next business day without any interest or other payment due to the delay.

The notes initially will be issued in an aggregate principal amount of $650,000,000. Spectra Energy Capital may from time to time, without the consent of existing holders, create and issue further notes having the same terms and conditions as the notes being offered hereby in all respects, except for issue date, issue price and, if applicable, the first payment of interest thereon; provided that the additional notes issued will be fungible with the original notes for United States federal income tax purposes. Additional notes issued in this manner will be consolidated with and will form a single series with the previously outstanding notes of like tenor.

Other than the restrictions on liens described under “Description of the Senior Notes—Negative Pledge” in the accompanying prospectus, the indenture does not contain any covenants or other provisions designed to protect holders of the notes in the event Spectra Energy Capital or Spectra Energy Corp participates in a highly leveraged transaction or upon a change of control. The indenture also does not contain provisions that give holders the right to require Spectra Energy Capital or Spectra Energy Corp to repurchase their notes in the event of a decline in the credit ratings of Spectra Energy Capital or Spectra Energy Corp for any reason, including as a result of a takeover, recapitalization or similar restructuring or otherwise.

As used in this prospectus supplement, “business day” means, with respect to the notes, a day other than (1) a Saturday or a Sunday, (2) a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to remain closed or (3) a day on which the corporate trust office of the trustee is closed for business.

Guarantees

As further described in the accompanying prospectus, Spectra Energy Corp will fully and unconditionally guarantee for the benefit of the holders of the notes and the trustee (1) the due and punctual payment of the principal of, premium, if any, and interest on the notes, whether at stated maturity, by declaration of acceleration, call for redemption or otherwise, (2) the due and punctual payment of interest on overdue principal of, premium, if any, and interest on the notes, if any, if lawful, and (3) the due and punctual performance of all other obligations of Spectra Energy Capital to the holders or the trustee in accordance with the terms of the indenture.

Ranking

The notes and the guarantees will be:

•	Spectra Energy Capital’s and, in the case of the guarantees, Spectra Energy Corp’s direct, unsecured and unsubordinated obligations;

•	equal in priority with all of the existing and future unsecured and unsubordinated debt of Spectra Energy Capital and Spectra Energy Corp, respectively;

•	effectively subordinated in right of payment to any future secured debt of Spectra Energy Capital and Spectra Energy Corp, respectively, to the extent of such security;

•

effectively subordinated in right of payment to all existing and future debt and other liabilities, including trade payables, of the subsidiaries of Spectra Energy Capital and Spectra Energy Corp (other than Spectra Energy Capital), respectively; and

•	senior in right of payment to all future subordinated debt of Spectra Energy Capital and Spectra Energy Corp, respectively.

As of December 31, 2012, as adjusted to give effect to (i) the repayment of the $495 million aggregate principal amount of our 6.25% notes that matured on February 15, 2013, (ii) the consummation of this offering, (iii) the assumed full draw of our $1.2 billion delayed draw term loan which was entered into for general corporate purposes, including the funding of a portion of the purchase price of the acquisition of the Express-Platte Pipeline System, and (iv) the repayment of $514 million of commercial paper of Spectra Energy Capital, Spectra Energy Capital and Spectra Energy Corp would have had approximately $13.7 billion of consolidated short-term and long-term debt, of which $4.7 billion would have ranked equal in priority with the notes. Approximately $9.0 billion would have been secured or owed by subsidiaries of Spectra Energy Capital and therefore is effectively senior in right of payment to the notes with respect to the assets securing the debt or the assets of the subsidiary obligor. The as adjusted basis does not reflect the assumption, upon closing the acquisition, of approximately $240 million of debt of the companies and entities that own the Express Platte Pipeline System.

Optional Redemption

Prior to December 15, 2022, Spectra Energy Capital will have the right to redeem the notes, in whole at any time or in part from time to time, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the Remaining Scheduled Payments on the notes being redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points. Spectra Energy Capital will have the right to redeem the notes in whole or in part on or after December 15, 2022, at a redemption price equal to 100% of the principal amount of the notes then outstanding to be redeemed. In each case, Spectra Energy Capital will pay accrued and unpaid interest on the principal amount being redeemed to such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third business day preceding the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers that Spectra Energy Capital appoints.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if an Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all quotations obtained.

“Reference Treasury Dealer” means each of Morgan Stanley & Co. LLC (or its affiliates and its successors), Deutsche Bank Securities Inc. (or its affiliates and its successors), RBS Securities Inc. (or its affiliates and its successors) and one other nationally recognized investment banking firm that is a primary U.S. government securities dealer that SunTrust Robinson Humphrey, Inc. specifies from time to time; provided, however, that if any of the foregoing shall cease to be a nationally recognized investment banking firm that is a primary U.S. government securities dealer, Spectra Energy Capital shall substitute therefor another nationally recognized investment banking firm that is such a dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by an Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to an Independent Investment Banker by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third business day preceding such redemption date.

“Remaining Scheduled Payments” means the remaining scheduled payments of the principal of and interest on each note to be redeemed that would be due after the related redemption date but for such redemption. If the redemption date is not an interest payment date with respect to the note being redeemed, the amount of the next succeeding scheduled interest payment on the note will be reduced by the amount of interest accrued thereon to that redemption date.

Redemption Procedures

Spectra Energy Capital will mail notice of redemption not less than 30 nor more than 60 days before the redemption date to each registered holder of notes to be redeemed. If Spectra Energy Capital redeems less than all the notes, the trustee will select the particular notes to be redeemed by such method as is customary and subject to procedures and requirements of DTC or the applicable clearing system.

If the redemption notice is given and funds are deposited as required, then interest will cease to accrue on and after the redemption date on the notes or portions of such notes called for redemption. In the event that any redemption date is not a business day, Spectra Energy Capital will pay the redemption price on the next business day without any interest or other payment due to the delay.

Sinking Fund

There is no provision for a sinking fund applicable to the notes.

Negative Pledge

In the indenture, Spectra Energy Capital has agreed to restrictions, with exceptions, on its ability and the ability of certain of its subsidiaries to incur debt secured by liens. See “Description of the Senior Notes—Negative Pledge” in the accompanying prospectus.

Reports

Spectra Energy Capital and Spectra Energy Corp will provide the trustee any information, documents or reports required to be filed by Spectra Energy Capital or Spectra Energy Corp with the SEC under Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) within 15 days after the same is so required to be filed with the SEC. Currently, Spectra Energy Capital is not required to file any information, documents or reports with the SEC under Section 13 or Section 15(d) of the Exchange Act. Delivery of such reports and filings shall not be deemed to confer actual or constructive knowledge of the contents on the trustee. See “Where You Can Find More Information.”

Modification; Waiver

For a description of the provisions related to modification and waiver with respect to the indenture, see “Description of the Senior Notes—Modification; Waiver” in the accompanying prospectus. In addition to the provisions requiring the consent of each holder described in the accompanying prospectus, any change in the obligations of Spectra Energy Corp under the guarantees in any manner adverse to the holders of the notes will require the consent of each holder of notes.

Defeasance and Covenant Defeasance

The notes will be subject to both defeasance and covenant defeasance as described in the accompanying prospectus under the caption “Description of the Senior Notes—Defeasance and Covenant Defeasance.” In connection with any defeasance or covenant defeasance, Spectra Energy Capital will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the notes to recognize income, gain or loss for U.S. federal income tax purposes. If Spectra Energy Capital elects legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

Book-Entry Delivery and Settlement

We will issue the notes in the form of one or more permanent global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee.

DTC, Clearstream and Euroclear

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, société anonyme (“Clearstream”), Luxembourg or Euroclear Bank N.V./S.A. (“Euroclear”) as operator of the Euroclear System (in Europe) (the “Euroclear Operator”), either directly if they are participants of such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC. Citibank, N.A. will act as the U.S. depositary for Clearstream, and JPMorgan Chase Bank, N.A. will act as the U.S. depositary for Euroclear. For additional information about DTC, see “Description of the Senior Notes—Book-Entry Debt Securities” in the accompanying prospectus.

According to DTC, the information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind. We make no representation as to the accuracy or completeness of such information.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement and the accompanying prospectus solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of Spectra Energy Capital, Spectra Energy Corp, the underwriters nor the trustee takes any responsibility for these operations or procedures, and investors are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We expect that under procedures established by DTC:

•

upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•

ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided under “Description of the Senior Notes—Book-Entry Debt Securities” in the accompanying prospectus, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or the global note.

None of Spectra Energy Capital, Spectra Energy Corp, the underwriters nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the notes.

Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Distributions on the notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Title to book-entry interests in the global notes will pass by book-entry registration of the transfer within the records of DTC, Clearstream or Euroclear in accordance with their respective procedures. Book-entry interests in the global notes may be transferred within DTC in accordance with procedures established for this purpose by DTC. Book-entry interests in the notes may be transferred within Euroclear and within Clearstream and between Euroclear and Clearstream in accordance with procedures established for these purposes by Euroclear and Clearstream. Transfers of book-entry interests in the notes between Euroclear and Clearstream and DTC may be effected in accordance with procedures established for this purpose by Euroclear, Clearstream and DTC.

Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time. None of we, the Trustee nor the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following discussion summarizes U.S. federal income tax considerations relevant to the acquisition, ownership and disposition of the notes, and does not purport to be a complete analysis of all potential tax considerations. This discussion only applies to notes that are held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) and that are purchased in the initial offering at the initial offering price, by Non-U.S. Holders (as defined below). This summary is based on the Code, administrative pronouncements, judicial decisions and regulations of the Treasury Department, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not describe all of the tax considerations that may be relevant to holders in light of their particular circumstances or to holders subject to special treatment under U.S. federal income tax law, such as financial institutions; tax-exempt organizations; insurance companies; traders or dealers in securities; persons holding notes as part of a straddle, hedge, conversion transaction or other integrated transaction; or certain former citizens or residents of the United States. Persons considering the purchase of notes are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax considerations arising under the laws of any state, local or foreign taxing jurisdiction. Furthermore, this discussion does not describe the effect of U.S. federal estate and gift tax or alternative minimum tax laws or the effect of any applicable foreign, state or local law.

We have not and will not seek any rulings or opinions from the Internal Revenue Service (the “IRS”) or counsel with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax considerations of the acquisition, ownership or disposition of the notes or that any such position would not be sustained.

Prospective investors should consult their own tax advisors with regard to the application of the tax considerations discussed below to their particular situations as well as the application of any state, local, foreign or other tax laws, including gift and estate tax laws and the alternative minimum tax.

For purposes of this summary, a “Non-U.S. Holder” means a beneficial owner of a note that, for U.S. federal income tax purposes, is not (i) an individual that is a citizen or resident of the United States; (ii) a corporation or other entity treated as a corporation for U.S. federal income tax purposes that is created or organized under the laws of the United States, any State thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation; or (iv) a trust if (A) a court within the United States is able to exercise primary control over its administration and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of such trust, or (B) the trust has made an election under the applicable Treasury regulations to be treated as a United States person.

If a partnership, or other entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partners of a partnership holding notes should consult their tax advisors as to the particular U.S. federal income tax considerations applicable to them.

Interest

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on payments of interest on the notes provided that such holder (A) does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of Spectra Energy Corp’s stock entitled to vote, (B) is not a controlled foreign corporation that is related to our parent directly or constructively through stock ownership, and (C) satisfies certain certification requirements. Such certification requirements will be met if (x) the Non-U.S. Holder provides its name and address, and certifies on an IRS Form W-8 BEN (or a substantially similar form), under penalties of perjury, that it is not a U.S. person or (y) a securities clearing organization or certain other financial institutions holding the notes on behalf of the Non-U.S. Holder certifies on IRS Form W-8IMY, under penalties of perjury, that such certification has been received by it and furnishes us or our paying agent with a copy thereof. In addition, we or our paying agent must not have actual knowledge or reason to know that the beneficial owner of the notes is a U.S. person.

If interest on the notes is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States, but such Non-U.S. Holder cannot satisfy the other requirements outlined in the preceding paragraph, interest on the notes generally will be subject to U.S. withholding tax at a 30% rate (or lower applicable treaty rate).

If interest on the notes is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States, and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base within the United States, then the Non-U.S. Holder generally will be subject to U.S. federal income tax on a net income basis at the rate applicable to U.S. persons generally (and, with respect to corporate holders, may also be subject to a 30% (or lower applicable treaty rate) branch profits tax). If interest is subject to U.S. federal income tax on a net income basis in accordance with these rules, such interest payments will not be subject to U.S. withholding tax so long as the Non-U.S. Holder provides us or our paying agent with the appropriate documentation (generally an IRS Form W-8ECI).

Sale or Other Taxable Disposition of the Notes

Except with respect to accrued but unpaid interest, which generally will be taxed as described above under “Interest”, a Non-U.S. Holder generally will not be subject to U.S. federal withholding tax with respect to gain, if any, recognized on the sale or other taxable disposition of the notes. A Non-U.S. Holder will also generally not be subject to U.S. federal income tax with respect to such gain, unless (i) the gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States, and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base within the United States, or (ii) in the case of a Non-U.S. Holder that is a nonresident alien individual, such holder is present in the United States for 183 or more days in the taxable year and certain other conditions are satisfied. In the case described in (i) above, gain or loss recognized on the disposition of such notes generally will be subject to U.S. federal income taxation on a net basis in the same manner as if the Non-U.S. Holder was a resident of the United States, and, in the case of a Non-U.S. Holder that is a foreign corporation, may also be subject to the branch profits tax at a rate of 30% (or a lower applicable treaty rate). In the case described in (ii) above, the Non-U.S. Holder will be subject to a 30% tax on any capital gain recognized on the disposition of the notes (after being offset by certain U.S. source capital losses).

Information Reporting and Backup Withholding

Information returns will be filed annually with the IRS in connection with payments we make on the notes. Copies of these information returns may also be made available under the provisions of a specific tax treaty or other agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other taxable disposition and the Non-U.S. Holder may be subject to backup withholding (currently at a rate of 28%) on payments on the notes or on the proceeds from a sale or other taxable disposition of the notes. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

UNDERWRITING

We are offering the notes described in this prospectus supplement through the underwriters named below. Morgan Stanley & Co. LLC, Deutsche Bank Securities, Inc., RBS Securities Inc., and SunTrust Robinson Humphrey, Inc. are acting as joint book-running managers and representatives of the underwriters.

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, which Spectra Energy Corp will file as an exhibit to a Form 8-K, each underwriter named below has agreed to purchase from us the principal amount of notes set forth opposite the underwriter’s name.

Underwriters	Principal Amount of Notes
Morgan Stanley & Co. LLC.	$130,000,000
Deutsche Bank Securities Inc.	130,000,000
RBS Securities Inc.	130,000,000
SunTrust Robinson Humphrey, Inc.	130,000,000
KeyBanc Capital Markets Inc.	43,334,000
Mitsubishi UFJ Securities (USA), Inc.	43,333,000
SMBC Nikko Capital Markets Limited	43,333,000

Total	$650,000,000

The underwriting agreement provides that the underwriters’ obligations to purchase the notes depend on the satisfaction of the conditions contained in the underwriting agreement, and that if any of the notes are purchased by the underwriters, all of the notes must be purchased. The conditions contained in the underwriting agreement include the condition that all the representations and warranties made by us and our affiliates to the underwriters are true, that there has been no material adverse change in the condition of us or in the financial markets and that we deliver to the underwriters customary closing documents.

Commissions and Expenses

The following table shows the underwriting fees to be paid to the underwriters by us in connection with this offering. This underwriting fee is the difference between the offering price to the public and the amount the underwriters pay to us to purchase the notes (expressed as a percentage of the principal amount of the notes).

Paid by Spectra Energy Capital
Per Note	0.65%

The notes sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at the public offering price less a concession not in excess of 0.40% of the principal amount of the notes. The underwriters may allow, and such dealers may reallow, to certain other dealers a concession not in excess of 0.20% of the principal amount of the notes. After the notes are released for sale, the underwriters may change the offering price and the other selling terms.

The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that they presently intend to make a market in the notes, but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

In connection with this offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in this offering. Stabilizing transactions consist of certain bids for or purchases of notes made by the underwriters in the open market prior to the completion of this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the notes, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in over-the-counter market or otherwise.

We estimate that our total out-of-pocket expenses of this offering, excluding underwriting discounts and commissions, will be approximately $400,000.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer may be made to the public in that Relevant Member State other than:

1. to any legal entity which is a qualified investor as defined in the Prospectus Directive;

2. to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

3. in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require us or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any notes or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any notes acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the notes acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the representatives has been given to the offer or resale. In the case of any notes being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the notes acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any notes to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

We, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement.

This prospectus has been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase the notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Indemnification

We and certain of our affiliates have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that may be required to be made in respect of these liabilities.

Affiliations and FINRA Conduct Rules

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their affiliates engage in transactions with, and perform services for, us in the ordinary course of business and have engaged, and may in the future engage, in commercial banking and investment banking transactions with us. Certain of the underwriters or their affiliates are lenders under credit facilities of Spectra Energy Capital and its subsidiaries. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments including serving as counterparties to certain derivative and hedging arrangements and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

EXPERTS

The consolidated financial statements of Spectra Energy Corp and subsidiaries and the related financial statement schedule, incorporated in this prospectus supplement by reference from Spectra Energy Corp’s Annual Report on Form 10-K for the year ended December 31, 2012, and the effectiveness of Spectra Energy Corp’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of DCP Midstream, LLC, as of December 31, 2012 and 2011, and for each of the three years in the period ended December 31, 2012, incorporated in this prospectus supplement by reference from Spectra Energy Corp’s Annual Report on Form 10-K for the year ended December 31, 2012, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the notes and the guarantees will be passed upon for Spectra Energy Capital and Spectra Energy Corp by Reginald D. Hedgebeth, General Counsel of Spectra Energy Corp. Mr. Hedgebeth is Spectra Energy Corp’s employee and owns shares of Spectra Energy Corp’s common stock and other forms of equity-related awards (including shares and awards held under employee benefit plans). None of such shares or awards were granted in connection with this offering. Certain legal matters with respect to the offering of the notes and the guarantees will be passed upon for Spectra Energy Capital and Spectra Energy Corp by Skadden, Arps, Slate, Meagher & Flom LLP, Washington, D.C. Certain legal matters with respect to the notes and the guarantees will be passed upon for the underwriters by Baker Botts L.L.P., Houston, Texas. Certain attorneys of Skadden, Arps, Slate, Meagher & Flom LLP own shares of Spectra Energy Corp’s common stock.

WHERE YOU CAN FIND MORE INFORMATION

Spectra Energy Corp files annual, quarterly and current reports and other information with the SEC under the Exchange Act (Commission File No. 001-33007). Such reports and other information can be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates from the Public Reference Section of the SEC at its Washington, D.C. address. Please call the SEC at 1-800-SEC-0330 for further information. Spectra Energy Corp’s filings are also available to the public at the SEC’s Internet website at http://www.sec.gov. In addition, documents filed by Spectra Energy Corp can be inspected at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. Spectra Energy Corp maintains an Internet website at http://www.spectraenergy.com. On the Investor Relations page of that site, Spectra Energy Corp provides access to Spectra Energy Corp’s SEC filings free of charge as soon as reasonably practicable after filing with the SEC. The information on Spectra Energy Corp’s Internet website is not incorporated in this prospectus supplement or the accompanying prospectus by reference and you should not consider it a part of this prospectus supplement or the accompanying prospectus.

Spectra Energy Capital does not file reports or other information with the SEC. Spectra Energy Corp includes summarized financial information relating to Spectra Energy Capital in some of its reports filed with the SEC.

The SEC allows Spectra Energy Corp to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information Spectra Energy Corp files with it, which means that Spectra Energy Corp can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that Spectra Energy Corp files later with the SEC will automatically update and supersede this information. Spectra Energy Corp incorporates by reference the documents listed below and any future filings it makes with the SEC under section 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed (other than information furnished under Items 2.02 or 7.01 of any Form 8-K, which is not deemed filed under the Exchange Act):

•	Annual Report on Form 10-K for the year ended December 31, 2012 filed February 22, 2013;

•	Current Reports on Form 8-K filed January 3, 2013 and February 22, 2013.

We will provide you without charge a copy of these filings, other than any exhibits unless the exhibits are specifically incorporated by reference into this prospectus supplement. You may request a copy by writing us at the following address or telephoning one of the following numbers:

c/o Investor Relations Department

Spectra Energy Corp

5400 Westheimer Court

Houston, Texas 77056

(713) 627-5400

PROSPECTUS

SPECTRA ENERGY CAPITAL, LLC

SPECTRA ENERGY CORP

We may offer, issue and sell from time to time, together or separately, senior debt securities. This prospectus also covers the full and unconditional guarantees of our obligations under any debt security by our parent, Spectra Energy Corp, as described in this prospectus.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement. You should read this prospectus and the applicable prospectus supplement carefully before making your investment decision.

We and Spectra Energy may offer and sell these securities through one or more underwriters, dealers and agents, through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers, on a continuous or delayed basis.

To the extent that any selling securityholder resells any securities, the selling securityholder may be required to provide you with this prospectus and a prospectus supplement identifying and containing specific information about the selling securityholder and the terms of the securities being offered.

See “Risk Factors” beginning on page 5 regarding the risks associated with an investment in these securities.

The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 30, 2010

Neither we nor Spectra Energy have authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus or any applicable supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any applicable supplement to this prospectus as if we had authorized it. This prospectus and any applicable prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate. Nor do this prospectus and any accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus or any applicable prospectus supplement is correct on any date after their respective dates, even though this prospectus or a supplement to this prospectus is delivered or securities are sold on a later date.

Unless we have indicated otherwise, or the context otherwise requires, reference in this prospectus to “Spectra Energy Capital,” “we,” “us” and “our” or similar terms are to Spectra Energy Capital, LLC and its subsidiaries; references in this prospectus to “Spectra Energy” are to only Spectra Energy Corp and not its subsidiaries or unconsolidated affiliates.

i

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the applicable prospectus supplement include and incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We and Spectra Energy intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identifiable by use of the words anticipate, believe, continue, could, estimate, expect, forecast, intend, may, plan, potential, project, will or other similar words. Our and Spectra Energy’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Actual results could differ materially from those in forward-looking statements because of, among other reasons, those factors set forth in the section entitled “Risk Factors” set forth in Item 1A in our Annual Report on Form 10-K filed on February 25, 2010 as well as the following:

•

state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an effect on rate structure, and affect the speed at and degree to which competition enters the natural gas industries;

•	outcomes of litigation and regulatory investigations, proceedings or inquiries;

•	weather and other natural phenomena, including the economic, operational and other effects of hurricanes and storms;

•	the timing and extent of changes in commodity prices, interest rates and foreign currency exchange rates;

•	general economic conditions, which can affect the long-term demand for natural gas and related services;

•	potential effects arising from terrorist attacks and any consequential or other hostilities;

•	changes in environmental, safety and other laws and regulations;

•	results of financing efforts, including the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings and general economic conditions;

•	increases in the cost of goods and services required to complete capital projects;

•	declines in the market prices of equity and debt securities and resulting funding requirements for defined benefit pension plans;

•

growth in opportunities, including the timing and success of efforts to develop U.S. and Canadian pipeline, storage, gathering, processing and other infrastructure projects and the effects of competition;

•	the performance of natural gas transmission and storage, distribution, and gathering and processing facilities;

•	the extent of success in connecting natural gas supplies to gathering, processing and transmission systems and in connecting to expanding gas markets;

•	the effects of accounting pronouncements issued periodically by accounting standard-setting bodies;

•	conditions of the capital markets during the periods covered by the forward-looking statements; and

•

the ability to successfully complete merger, acquisition or divestiture plans; regulatory or other limitations imposed as a result of a merger, acquisition or divestiture; and the success of the business following a merger, acquisition or divestiture.

In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we and Spectra Energy have described. We and Spectra Energy undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we and Spectra Energy filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, we and Spectra Energy may, from time to time, sell senior notes and the related guarantees as described in this prospectus, in one or more offerings.

This prospectus provides you with a general description of the securities we and Spectra Energy may offer. Each time we and Spectra Energy sell securities, we and Spectra Energy will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplements may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

To the extent that this prospectus is used by any selling securityholder to resell any securities, information with respect to the selling securityholder and the terms of the securities being offered will be contained in a prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

Spectra Energy files annual, quarterly and special reports, and other information with the SEC. You may read and copy any reports, statements or other information that Spectra Energy files with the SEC at the SEC’s Public Reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. These SEC filings are also available to the public from commercial document retrieval services, over the Internet at the SEC’s website at http://www.sec.gov and under the heading “Publications and Filings” on Spectra Energy’s corporate website at www.spectraenergy.com.

We and Spectra Energy have filed a registration statement, of which this prospectus is a part, and related exhibits with the SEC under the Securities Act. The registration statement contains additional information about us, Spectra Energy and the securities. You may inspect the registration statement and exhibits without charge at the SEC’s Public Reference Room or at the SEC’s website listed above, and you may obtain copies from the SEC at prescribed rates.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows “incorporation by reference” into this prospectus of information that Spectra Energy files with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered to be a part of this prospectus and any information filed by Spectra Energy with the SEC subsequent to the date of this prospectus will automatically be deemed to update and supersede this information.

This prospectus incorporates by reference the documents listed below that Spectra Energy has previously filed with the SEC. These documents contain important business and financial information about us that is not included in or delivered with this prospectus.

Spectra Energy	Period
Annual Report on Form 10-K and Form 10-K/A	Year ended December 31, 2009, filed on February 25, 2010 and March 11, 2010, respectively.

Current Reports on Form 8-K	Filed January 14, 2010.

We and Spectra Energy also incorporate by reference any filings made by Spectra Energy with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before the termination of the offering (other than information furnished under Items 2.02 or 7.01 of any Form 8-K or Rule 406T of Regulation S-T, which is not deemed filed under the Exchange Act.).

Some of the agreements incorporated by reference into this prospectus under the Exchange Act contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

Securityholders can obtain any document incorporated by reference in this document from us or Spectra Energy without charge, excluding all exhibits, except that if we or Spectra Energy have specifically incorporated by reference an exhibit in this prospectus, the exhibit will also be provided without charge by requesting it in writing or by telephone from us at:

c/o Investor Relations Department

Spectra Energy Corp

5400 Westheimer Court

Houston, Texas 77056

(713) 627-5400

You may also obtain these documents from Spectra Energy’s website at www.spectraenergy.com or at the SEC’s Internet site www.sec.gov by clicking on the “Search for Company Filings” link, then clicking on the “Company & Other Filers” link, and then entering our name in the “name” field or “SE” in the ticker symbol field.

THE COMPANY

We, as Spectra Energy’s only direct material asset, own and operate a large and diversified portfolio of complementary natural gas-related energy assets and are one of North America’s leading natural gas infrastructure companies. For close to a century, we and our predecessor companies have developed critically important pipelines and related energy infrastructure connecting natural gas supply sources to premium markets. We operate in three key areas of the natural gas industry: gathering and processing, transmission and storage, and distribution. Based in Houston, Texas, we provide transportation and storage of natural gas to customers in various regions of the northeastern and southeastern United States, the Maritime Provinces in Canada, the Pacific Northwest in the United States and Canada and in the province of Ontario, Canada. We also provide natural gas sales and distribution service to retail customers in Ontario, and natural gas gathering and processing services to customers in western Canada. We also have a 50% ownership interest in DCP Midstream, LLC, or DCP Midstream, one of the largest natural gas gatherers and processors in the United States, based in Denver, Colorado.

Our natural gas pipeline systems consist of approximately 19,100 miles of transmission pipelines. Our proportional throughput for our pipelines totaled 3,987 trillion British thermal units, or TBtu, in 2009 compared to 3,733 TBtu in 2008 and 3,642 TBtu in 2007. These amounts include throughput on wholly-owned U.S. and Canadian pipelines and our proportional share of throughput on pipelines that are not wholly-owned. Our storage facilities provide approximately 285 billion cubic feet of storage capacity in the United States and Canada.

Our Principal Executive Offices

Our and Spectra Energy’s corporate headquarters are located at 5400 Westheimer Court, Houston, Texas 77056. We are a Delaware limited liability company. Our and Spectra Energy’s telephone number is (713) 627-5400.

RISK FACTORS

An investment in the securities involves risks. Before purchasing any securities we and Spectra Energy offer, you should carefully consider the “Risk Factors” set forth in Item 1A in our Annual Report on Form 10-K filed on February 25, 2010, together with the other information in this prospectus, any applicable prospectus supplement, and the documents that are incorporated by reference in this prospectus, about risks concerning the securities, before buying any securities. See also “Cautionary Statements Regarding Forward-Looking Statements” in this prospectus.

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds of any offering of securities sold by us for general corporate purposes, which may include acquisitions, repayment of debt, capital expenditures and working capital. When a particular series of securities is offered, the prospectus supplement relating to that offering will set forth our intended use of the net proceeds received from the sale of those securities. The net proceeds may be invested temporarily in short-term marketable securities or applied to repay short-term debt until they are used for their stated purpose.

DESCRIPTION OF THE SENIOR NOTES

Spectra Energy Capital will issue the Senior Notes in one or more series under its Senior Indenture dated as of April 1, 1998, as supplemented from time to time. Unless otherwise specified in the applicable prospectus supplement, the trustee under the Senior Indenture will be The Bank of New York. The Senior Indenture is an exhibit to the registration statement, of which this prospectus is a part.

The Senior Notes are unsecured and unsubordinated obligations and will rank equally with all of Spectra Energy Capital’s other unsecured and unsubordinated indebtedness.

The Senior Notes will have the benefit of a guarantee from Spectra Energy. Spectra Energy is a separate and distinct legal entity and has no obligation, contingent or otherwise, to pay any amounts due pursuant to the Senior Notes or the Senior Indenture or to make any funds available therefore, whether by contributions, loans or other payments, other than as expressly provided in the Senior Indenture.

Spectra Energy Capital and Spectra Energy conduct their businesses through subsidiaries. Accordingly, their ability to meet their obligations under the Senior Notes are dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to Spectra Energy Capital or Spectra Energy. In addition, the rights that Spectra Energy Capital, Spectra Energy and their creditors would have to participate in the assets of any such subsidiary upon the subsidiary’s liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors. Certain subsidiaries of Spectra Energy Capital and Spectra Energy have incurred substantial amounts of debt in the operations and expansion of their businesses, and Spectra Energy Capital and Spectra Energy anticipate that certain of their subsidiaries will do so in the future.

The following description of the Senior Notes is only a summary and is not intended to be comprehensive. For additional information you should refer to the Senior Indenture.

General

The Senior Indenture does not limit the amount of Senior Notes that Spectra Energy Capital may issue under it. Spectra Energy Capital may issue Senior Notes from time to time under the Senior Indenture in one or more series by entering into supplemental indentures or by its board of directors or a duly authorized committee authorizing the issuance.

The Senior Notes of a series need not be issued at the same time, bear interest at the same rate or mature on the same date.

Guarantee

Spectra Energy will fully and unconditionally guarantee for the benefit of the securityholders and the trustee (1) the due and punctual payment of the principal of, premium, if any, and interest on, the debt securities, whether at stated maturity, by declaration of acceleration, call for redemption or otherwise, (2) the due and punctual payment of interest on overdue principal of, premium, if any, and interest on the debt securities, if any, if lawful, and (3) the due and punctual performance of all other obligations of Spectra Energy Capital to the securityholders or the trustee in accordance with the terms of the Senior Indenture. In case of any extension of time of payment or renewal of any debt security or any such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by declaration of acceleration, call for redemption or otherwise.

In case of the failure of Spectra Energy Capital to punctually make any such principal, premium, if any, or interest payment, Spectra Energy will cause any such payment to be made promptly when and as the same will become due and payable, whether at stated maturity, by declaration of acceleration, call for redemption or otherwise, and as if such payment were made by Spectra Energy Capital.

Spectra Energy will agree that its obligations under any guarantee will be as if it were the principal debtor and not merely surety, and will be absolute and unconditional, irrespective of, and will be unaffected by, any invalidity, irregularity or unenforceability of any debt security or the Senior Indenture, any failure to enforce the provisions of any debt security or the Senior Indenture, or any waiver, modification or indulgence granted to Spectra Energy Capital with respect thereto, by the securityholders or the trustee, or any other circumstance which may otherwise constitute a legal or equitable discharge of a surety or guarantor; provided, however, that, notwithstanding the foregoing, no such waiver, modification or indulgence will, without the consent of Spectra Energy, increase the principal amount of any debt security or the interest rate thereon or increase any premium payable upon redemption thereof. Spectra Energy hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of a merger or bankruptcy of Spectra Energy Capital, any right to require a proceeding first against Spectra Energy Capital, protest or notice with respect to any debt security or the indebtedness evidenced thereby or with respect to any sinking fund payment required pursuant to the terms of any debt security issued under the Senior Indenture and all demands whatsoever, and will covenant that the guarantee will not be discharged with respect to any debt security except by payment in full of the principal of, and premium, if any, and interest on such debt security. Any guarantee will constitute a guarantee of payment and not of collection and will not be impaired by the failure to endorse evidence of such guarantee on any debt security.

Spectra Energy will be subrogated to all of the rights of the securityholders against Spectra Energy Capital in respect of any amounts paid to such securityholder by Spectra Energy pursuant to the provisions of any guarantee; provided, however, that Spectra Energy will not be entitled to enforce, or to receive any payments arising out of or based upon, such right of subrogation until the principal of, and premium, if any, and interest on all debt securities of the relevant series have been paid in full.

Provisions Applicable to Particular Series

The prospectus supplement for a particular series of Senior Notes being offered will disclose the specific terms related to the offering, including the price or prices at which the Senior Notes to be offered will be issued. Those terms may include some or all of the following:

•	the title of the series;

•	any limit upon the aggregate principal amount of the Senior Notes of the series;

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the date or dates on which principal is payable or the method for determining the date or dates, and any right that Spectra Energy Capital has to change the date on which principal is payable and the conditions to any such change;

•	the interest rate or rates, if any, or the method for determining the rate or rates, and the date or dates from which interest will accrue;

•	any interest payment dates, the manner, if any, for determining the interest payment date, and the regular record date for the interest payable on each interest payment date, if any;

•	whether Spectra Energy Capital may extend the interest payment periods and, if so, the terms of the extension;

•	the place or places where payments will be made;

•	whether Spectra Energy Capital has the option to redeem the Senior Notes and, if so, the terms of its redemption option;

•	any obligation that Spectra Energy Capital has to redeem the Senior Notes through a sinking fund or to purchase the Senior Notes through a purchase fund or at the option of the holder;

•	whether the provisions described under “Defeasance and Covenant Defeasance” will not apply to the Senior Notes;

•	the currency in which payments will be made if other than U.S. dollars, and the manner of determining the equivalent of those amounts in U.S. dollars;

•

if payments may be made, at Spectra Energy Capital’s election or at the holder’s election, in a currency other than that in which the Senior Notes are stated to be payable, then the currency in which those payments may be made, the terms and conditions of the election and the manner of determining those amounts;

•	the portion of the principal payable upon acceleration of maturity, if other than the entire principal;

•	whether the Senior Notes will be issuable as global securities and, if so, the securities depositary;

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any changes in the events of default or covenants with respect to the Senior Notes and any change in the right of the trustee or the requisite holders to declare the principal amount due and payable pursuant to acceleration, rescission and annulment;

•	any index or formula used for determining principal, premium or interest;

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if the principal payable on the maturity date will not be determinable on one or more dates prior to the maturity date, the amount which will be deemed to be such principal amount or the manner of determining it;

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the person to whom any interest on the Senior Notes shall be payable, if other than the person in whose name the Senior Note is registered at the close of business on the regular record date for such interest; and

•	any other terms.

Unless Spectra Energy Capital states otherwise in the applicable prospectus supplement, Spectra Energy Capital will issue the Senior Notes only in fully registered form without coupons, and there will be no service charge for any registration of transfer or exchange of the Senior Notes. Spectra Energy Capital may, however, require payment to cover any tax or other governmental charge payable in connection with any transfer or exchange. Subject to the terms of the Senior Indenture and the limitations applicable to global securities, transfers and exchanges of the Senior Notes may be made at The Bank of New York, 101 Barclay Street, New York, New York 10286 or at any other office maintained by Spectra Energy Capital for such purpose.

The Senior Notes will be issuable in denominations of $1,000 and any integral multiples of $1,000, unless Spectra Energy Capital states otherwise in the applicable prospectus supplement.

Spectra Energy Capital may offer and sell the Senior Notes, including original issue discount Senior Notes, at a substantial discount below their principal amount. The applicable prospectus supplement will describe special United States federal income tax and any other considerations applicable to those securities. In addition, the applicable prospectus supplement may describe certain special United States federal income tax or other considerations, if any, applicable to any Senior Notes that are denominated in a currency other than U.S. dollars.

Book-Entry Debt Securities

We may issue debt securities of a series in whole or in part in the form of one or more global securities. We will deposit such global securities with, or on behalf of, a depository identified in the applicable prospectus supplement. We may issue global securities in either registered or bearer form and in either temporary or permanent form. Unless we specify otherwise in the applicable prospectus supplement, debt securities that are represented by a global security will be issued in denominations of $1,000 or any integral multiple thereof and will be issued in registered form only, without coupons. We will make payments of principal of, premium, if any, and interest on debt securities represented by a global security to the trustee under the Senior Indenture, which will then forward such payments to the depository.

We anticipate that any global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (“DTC”), and that such global securities will be registered in the name of Cede & Co., DTC’s nominee. We further anticipate that the following provisions will apply to the depository arrangements with respect to any such global securities. We will describe any additional or differing terms of the depository arrangements in the applicable prospectus supplement relating to a particular series of debt securities issued in the form of global securities.

So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole holder of the debt securities represented by such global security for all purposes under the Senior Indenture. Except as described below, owners of beneficial interests in a global security:

•	will not be entitled to have debt securities represented by such global security registered in their names;

•	will not receive or be entitled to receive physical delivery of debt securities in certificated form; and

•	will not be considered the owners or holders thereof under the Senior Indenture.

The laws of some states require that certain purchasers of securities take physical delivery of such securities in certificated form; accordingly, such laws may limit the transferability of beneficial interests in a global security.

Unless we specify otherwise in the applicable prospectus supplement, each global security representing book-entry notes will be exchangeable for certificated notes only if:

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DTC notifies us that it is unwilling or unable to continue as depository or DTC ceases to be a clearing agency registered under the Exchange Act (if so required by applicable law or regulation) and, in either case, a successor depository is not appointed by us within ninety (90) days after we receive such notice or become aware of such unwillingness, inability or ineligibility; or

•	we, in our sole discretion and subject to DTC’s procedures, determine that the global securities shall be exchangeable for certificated notes.

Upon any such exchange, owners of a beneficial interest in the global security or securities representing book-entry notes will be entitled to physical delivery of individual debt securities in certificated form of like tenor and rank, equal in principal amount to such beneficial interest, and to have such debt securities in certificated form registered in the names of the beneficial owners, which names shall be provided by DTC’s relevant participants (as identified by DTC) to the trustee.

Unless we describe otherwise in the applicable prospectus supplement, debt securities so issued in certificated form will be issued in denominations of $1,000 or any integral multiple thereof, and will be issued in registered form only, without coupons.

Except as otherwise provided, one fully registered debt security certificate will be issued with respect to each series of the debt securities, each in the aggregate principal amount of such series, and will be deposited with DTC. If, however, the aggregate principal amount of any series exceeds $500 million, one certificate will be issued with respect to each $500 million of principal amount and an additional certificate will be issued with respect to any remaining principal amount of such series.

The following is based on information furnished to us by DTC:

DTC, the world’s largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial

Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments from over 100 countries that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). DTC has Standard & Poor’s highest rating: AAA. The DTC rules applicable to its Participants are on file with the SEC. More information about DTC can be found at www.dtcc.com and www.dtc.org.

Purchases of debt securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of each debt security (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are, however, expected to receive a written confirmation providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in debt securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.

To facilitate subsequent transfers, all debt securities deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co, or such other name as may be requested by an authorized representative of DTC. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the debt securities; DTC’s records reflect only the identities of the Direct Participants to whose accounts debt securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the debt securities unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails a proxy (an “Omnibus Proxy”) to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the debt securities are credited on the record date (identified on a list attached to the Omnibus Proxy).

Principal, premium, if any, interest payments and redemption proceeds on the debt securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the trustee, on the payment date in accordance with their respective holdings shown on

DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name” and will be the responsibility of such Participant and not of DTC, nor its nominee, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, interest and redemption proceeds to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our responsibility or the trustee’s, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

If applicable, redemption notices shall be sent to DTC. If less than all of the book-entry notes within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

A Beneficial Owner shall give notice of any option to elect to have its book-entry notes repaid by us, through its Participant, to the trustee, and shall effect delivery of such book-entry notes by causing the Direct Participant to transfer the Participant’s interest in the global security or securities representing such book-entry notes, on DTC’s records, to the trustee. The requirement for physical delivery of book-entry notes in connection with a demand for repayment will be deemed satisfied when the ownership rights in the global security or securities representing such book-entry notes are transferred by Direct Participants on DTC’s records and followed by a book-entry credit of tendered securities to the trustee’s DTC account.

DTC may discontinue providing its services as securities depository with respect to the debt securities at any time by giving reasonable notice to the trustee or us. Under such circumstances, in the event that a successor securities depository is not appointed, debt security certificates are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, debt security certificates will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Unless stated otherwise in the prospectus supplement, the underwriters or agents with respect to a series of debt securities issued as global securities will be Direct Participants in DTC.

Neither we, the trustee nor any applicable paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to such beneficial interest.

Redemption

Provisions relating to the redemption of Senior Notes will be set forth in the applicable prospectus supplement. Unless Spectra Energy Capital states otherwise in the applicable prospectus supplement, Spectra Energy Capital may redeem Senior Notes only upon notice mailed to each holder at least thirty (30), but not more than sixty (60) days, before the date fixed for redemption. Unless Spectra Energy Capital states otherwise in the applicable prospectus supplement, that notice may state that the redemption will be conditional upon the trustee, or the applicable paying agent, receiving sufficient funds to pay the principal, premium and interest on those Senior Notes on the date fixed for redemption and that if the trustee or the applicable paying agent does not receive those funds, the redemption notice will not apply, and Spectra Energy Capital will not be required to redeem those Senior Notes.

Spectra Energy Capital will not be required to:

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issue, register the transfer of, or exchange any Senior Notes of a series during the period beginning fifteen (15) days before the date the notice is mailed identifying the Senior Notes of that series that have been selected for redemption and ending on the date of such mailing; or

•	register the transfer of or exchange any Senior Note of that series selected for redemption in whole or in part except the unredeemed portion of a Senior Note being partially redeemed.

Consolidation, Merger, Conveyance or Transfer

The Senior Indenture provides that Spectra Energy Capital and Spectra Energy may consolidate or merge with or into, or convey or transfer all or substantially all of their properties and assets to, another corporation or other entity. Any successor must, however, assume Spectra Energy Capital’s or Spectra Energy’s obligations under the Senior Indenture and the Senior Notes issued under it, and Spectra Energy Capital or Spectra Energy must deliver to the trustee a statement by certain of its officers and an opinion of counsel that affirm compliance with all conditions in the Senior Indenture relating to the transaction. When those conditions are satisfied, the successor will succeed to and be substituted for Spectra Energy Capital or Spectra Energy, as the case may be, under the Senior Indenture, and Spectra Energy Capital or Spectra Energy, as the case may be, will be relieved of its obligations under the Senior Indenture and the Senior Notes.

Modification; Waiver

Spectra Energy Capital may modify the Senior Indenture with the consent of the holders of a majority in principal amount of the outstanding Senior Notes of all series of Senior Notes that are affected by the modification, voting as one class. The consent of the holder of each outstanding Senior Note affected is, however, required to:

•	change the maturity date of the principal or any installment of principal or interest on that Senior Note;

•	reduce the principal amount, the interest rate or any premium payable upon redemption on that Senior Note;

•	reduce the amount of principal due and payable upon acceleration of maturity;

•	change the currency of payment of principal, premium or interest on that Senior Note;

•	impair the right to institute suit to enforce any such payment on or after the maturity date or redemption date;

•

reduce the percentage in principal amount of Senior Notes of any series required to modify the Senior Indenture, waive compliance with certain restrictive provisions of the Senior Indenture or waive certain defaults; or

•	with certain exceptions, modify the provisions of the Senior Indenture governing modifications of the Senior Indenture or governing waiver of covenants or past defaults.

In addition, Spectra Energy Capital may modify the Senior Indenture for certain other purposes, without the consent of any holders of Senior Notes.

The holders of a majority in principal amount of the outstanding Senior Notes of any series may waive, for that series, Spectra Energy Capital’s compliance with certain restrictive provisions of the Senior Indenture, including the covenant described under “Negative Pledge.” The holders of a majority in principal amount of the outstanding Senior Notes of all series under the Senior Indenture with respect to which a default has occurred and is continuing, voting as one class, may waive that default for all those series, except a default in the payment of principal or any premium or interest on any Senior Note or a default with respect to a covenant or provision which cannot be modified without the consent of the holder of each outstanding Senior Note of the series affected.

Events of Default

The following are events of default under the Senior Indenture with respect to any series of Senior Notes, unless Spectra Energy Capital states otherwise in the applicable prospectus supplement:

•	failure to pay principal of or any premium on any Senior Note of that series when due;

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failure to pay when due any interest on any Senior Note of that series that continues for sixty (60) days; for this purpose, the date on which interest is due is the date on which Spectra Energy Capital is required to make payment following any deferral of interest payments by it under the terms of Senior Notes that permit such deferrals;

•	failure to make any sinking fund payment when required for any Senior Note of that series that continues for sixty (60) days;

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failure to perform any covenant of Spectra Energy Capital or Spectra Energy in the Senior Indenture (other than a covenant expressly included solely for the benefit of other series) that continues for ninety (90) days after the trustee or the holders of at least 33% of the outstanding Senior Notes of that series give Spectra Energy Capital or Spectra Energy written notice of the default; and

•	certain bankruptcy, insolvency or reorganization events with respect to Spectra Energy Capital or Spectra Energy.

In the case of the fourth event of default listed above, the trustee may extend the grace period.

In addition, if holders of a particular series have given a notice of default, then holders of at least the same percentage of Senior Notes of that series, together with the trustee, may also extend the grace period. The grace period will be automatically extended if Spectra Energy Capital or Spectra Energy has initiated and is diligently pursuing corrective action.

Spectra Energy Capital may establish additional events of default for a particular series and, if established, any such events of default will be described in the applicable prospectus supplement.

If an event of default with respect to Senior Notes of a series occurs and is continuing, then the trustee or the holders of at least 33% in principal amount of the outstanding Senior Notes of that series may declare the principal amount of all Senior Notes of that series to be immediately due and payable. However, that event of default will be considered waived at any time after the declaration, but before a judgment for payment of the money due has been obtained if:

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Spectra Energy Capital has paid or deposited with the trustee all overdue interest, the principal and any premium due otherwise than by the declaration and any interest on such amounts, and any interest on overdue interest, to the extent legally permitted, in each case with respect to that series, and all amounts due to the trustee; and

•	all events of default with respect to that series, other than the nonpayment of the principal that became due solely by virtue of the declaration, have been cured or waived.

The trustee is under no obligation to exercise any of its rights or powers at the request or direction of any holders of Senior Notes unless those holders have offered the trustee security or indemnity against the costs, expenses and liabilities which it might incur as a result. The holders of a majority in principal amount of the outstanding Senior Notes of any series have, with certain exceptions, the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee or the exercise of any power of the trustee with respect to those Senior Notes. The trustee may withhold notice of any default, except a default in the payment of principal or interest, from the holders of any series if the trustee in good faith considers it in the interest of the holders to do so.

The holder of any Senior Note will have an absolute and unconditional right to receive payment of the principal, any premium and, within certain limitations, any interest on that Senior Note on its maturity date or redemption date and to enforce those payments.

Each of Spectra Energy Capital and Spectra Energy is required to furnish each year to the trustee a statement by certain of its officers to the effect that it is not in default under the Senior Indenture or, if there has been a default, specifying the default and its status.

Payments; Paying Agent

The paying agent will pay the principal of any Senior Notes only if those Senior Notes are surrendered to it. The paying agent will pay interest on Senior Notes issued as global securities by wire transfer to the holder of those global securities. Unless Spectra Energy Capital states otherwise in the applicable prospectus supplement, the paying agent will pay interest on Senior Notes that are not in global form at its office or, at Spectra Energy Capital’s option:

•

by wire transfer to an account at a banking institution in the United States that is designated in writing to the trustee at least sixteen (16) days prior to the date of payment by the person entitled to that interest; or

•	by check mailed to the address of the person entitled to that interest as that address appears in the security register for those Senior Notes.

Unless Spectra Energy Capital states otherwise in the applicable prospectus supplement, the trustee will act as paying agent for that series of Senior Notes, and the principal corporate trust office of the trustee will be the office through which the paying agent acts. Spectra Energy Capital may, however, change or add paying agents or approve a change in the office through which a paying agent acts.

Any money that Spectra Energy Capital has paid to a paying agent for principal or interest on any Senior Notes which remains unclaimed at the end of two years after that principal or interest has become due will be repaid to Spectra Energy Capital at its request. After repayment to Spectra Energy Capital, holders should look only to Spectra Energy Capital for those payments.

Negative Pledge

While any of the Senior Notes remain outstanding, Spectra Energy Capital will not, and will not permit any Principal Subsidiary (as defined below) to, create, or permit to be created or to exist, any mortgage, lien, pledge, security interest or other encumbrance upon any Principal Property (as defined below) of Spectra Energy Capital or of a Principal Subsidiary or upon any shares of stock of any Principal Subsidiary, whether such Principal Property is, or shares of stock are, owned on or acquired after the date of the Senior Indenture, to secure any indebtedness for borrowed money of Spectra Energy Capital, unless the Senior Notes then outstanding are equally and ratably secured for so long as any such indebtedness is so secured.

The foregoing restriction does not apply with respect to, among other things:

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purchase money mortgages, or other purchase money liens, pledges, security interests or encumbrances upon property that Spectra Energy Capital or any Principal Subsidiary acquired after the date of the Senior Indenture;

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mortgages, liens, pledges, security interests or other encumbrances existing on any property or shares of stock at the time Spectra Energy Capital or any Principal Subsidiary acquired it or them, including those which exist on any property or shares of stock of an entity with which Spectra Energy Capital or any Principal Subsidiary is consolidated or merged or which transfers or leases all or substantially all of its properties to Spectra Energy Capital or any Principal Subsidiary, or conditional sales agreements or other title retention agreements and leases in the nature of title retention agreements with respect to any property acquired after the date of the Senior Indenture; provided, however, that no such mortgage, lien, pledge, security interest or other encumbrance shall extend to or cover any other property of Spectra Energy Capital or such Principal Subsidiary;

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mortgages, liens, pledges, security interests or other encumbrances upon any property of Spectra Energy Capital or any Principal Subsidiary or shares of stock of any Principal Subsidiary that existed on the date of the initial issuance of Senior Notes or upon the property or shares of stock of any corporation existing at the time that corporation became a Principal Subsidiary;

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liens for taxes or assessments or other governmental charges or levies; pledges other governmental charges or levies; pledges or deposits to secure obligations under worker’s compensation laws, unemployment insurance and other social security legislation, including liens of judgments thereunder which are not currently dischargeable;

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pledges or deposits to secure performance in connection with bids, tenders, contracts (other than contracts for the payment of money) or leases to which Spectra Energy Capital or any Principal Subsidiary is a party;

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pledges or deposits to secure public or statutory obligations of Spectra Energy Capital or any Principal Subsidiary; builders’, materialmen’s, mechanics’, carriers’, warehousemen’s, workers’, repairmen’s, operators’, landlords’ or other like liens in the ordinary course of business, or deposits to obtain the release of such liens; pledges or deposits to secure, or in lieu of, surety, stay, appeal, indemnity, customs, performance or return-of-money bonds; and other pledges or deposits for similar purposes in the ordinary course of business;

•	liens created by or resulting from any litigation or proceeding which at the time is being contested in good faith by appropriate proceedings;

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liens incurred in connection with the issuance of bankers’ acceptances and lines of credit, bankers’ liens or rights of offset and any security given in the ordinary course of business to banks or others to secure any indebtedness payable on demand or maturing within twelve (12) months of the date that such indebtedness is originally incurred;

•	liens incurred in connection with repurchase, swap or other similar agreements (including commodity price, currency exchange and interest rate protection agreements);

•	leases made, or existing on property acquired, in the ordinary course of business;

•	liens securing industrial revenue or pollution control bonds;

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liens, pledges, security interests or other encumbrances on any property arising in connection with any defeasance, covenant defeasance or in-substance defeasance of indebtedness of Spectra Energy Capital or any Principal Subsidiary, including the Senior Notes;

•	liens created in connection with, and created to secure, a non-recourse obligation;

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zoning restrictions, easements, licenses, rights-of-way, restrictions on the use of property or minor irregularities in title thereto, which do not, in the opinion of Spectra Energy Capital, materially impair the use of such property in the operation of the business of Spectra Energy Capital or the value of such property for the purpose of such business;

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mortgages, liens, pledges, security interests or other encumbrances in favor of the United States of America, any state, any foreign country or any department, agency or instrumentality or political subdivision of any such jurisdiction, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such mortgages;

•

indebtedness which Spectra Energy Capital or any Principal Subsidiary may issue in connection with the consolidation or merger of Spectra Energy Capital or any Principal Subsidiary with or into any other entity, which may be an affiliate of Spectra Energy Capital or any Principal Subsidiary, in exchange for or otherwise in substitution for secured indebtedness of that entity (“Third Party Debt”) which by its terms (1) is secured by a mortgage on all or a portion of the property of that entity, (2) prohibits that entity from incurring secured indebtedness, unless the Third Party Debt is secured equally and ratably with such secured indebtedness or (3) prohibits that entity from incurring secured indebtedness;

•

indebtedness of any entity which Spectra Energy Capital or any Principal Subsidiary is required to assume in connection with a consolidation or merger of that entity, with respect to which any property of Spectra Energy Capital or any Principal Subsidiary is subjected to a mortgage, lien, pledge, security interest or other encumbrance;

•

mortgages, liens, security interests or other encumbrances on property held or used by Spectra Energy Capital or any Principal Subsidiary in connection with the exploration for, or development, gathering, production, storage or marketing of, natural gas, oil or other minerals (including liquefied gas and synthetic gas);

•

mortgages, liens, pledges, security interests and other encumbrances in favor of Spectra Energy Capital, one or more Principal Subsidiaries, one or more wholly owned Subsidiaries (as defined below) of Spectra Energy Capital or any of the foregoing in combination;

•

mortgages, liens, pledges, security interests or other encumbrances upon any property acquired, constructed, developed or improved by Spectra Energy Capital or any Principal Subsidiary after the date of the Senior Indenture which are created before, at the time of, or within eighteen (18) months after such acquisition – or in the case of property constructed, developed or improved, after the completion of the construction, development or improvement and commencement of full commercial operation of that property, whichever is later – to secure or provide for the payment of any part of its purchase price or cost; provided that, in the case of such construction, development or improvement, the mortgages, liens, pledges, security interests or other encumbrances shall not apply to any property that Spectra Energy Capital or any Principal Subsidiary owns other than real property that is unimproved up to that time; and

•

the replacement, extension or renewal of any mortgage, lien, pledge, security interest or other encumbrance described above; or the replacement, extension or renewal (not exceeding the principal amount of indebtedness so secured together with any premium, interest, fee or expense payable in connection with any such replacement, extension or renewal) of the indebtedness so secured; provided that such replacement, extension or renewal is limited to all or a part of the same property that secured the mortgage, lien, pledge, security interest or other encumbrance replaced, extended or renewed, plus improvements on it or additions or accessions to it.

In addition, Spectra Energy Capital or any Principal Subsidiary may create or assume any other mortgage, lien, pledge, security interest or other encumbrance not excepted in the Senior Indenture without Spectra Energy Capital equally and ratably securing the Senior Notes, if immediately after that creation or assumption, the principal amount of indebtedness for borrowed money of Spectra Energy Capital that all such other mortgages, liens, pledges, security interests and other encumbrances secure does not exceed an amount equal to 10% of Spectra Energy Capital’s common stockholder’s equity as shown on its consolidated balance sheet for the accounting period occurring immediately before the creation or assumption of that mortgage, lien, pledge, security interest or other encumbrance.

For purposes of the preceding paragraphs, the following terms have these meanings:

“Principal Property” means any natural gas pipeline, natural gas gathering system, natural gas storage facility, natural gas processing plant or other plant or facility located in the United States that in the opinion of the Board of Directors or management of Spectra Energy Capital is of material importance to the business conducted by Spectra Energy Capital and its consolidated subsidiaries taken as a whole;

“Principal Subsidiary” means any Subsidiary of Spectra Energy Capital that owns a Principal Property; and

“Subsidiary” means, as to any entity, a corporation of which more than 50% of the outstanding shares of stock having ordinary voting power (other than stock having such power only by reason of contingency) is at the time owned, directly or indirectly, through one or more intermediaries, or both, by such entity.

Defeasance and Covenant Defeasance

The Senior Indenture provides that Spectra Energy Capital may be:

•

discharged from its obligations, with certain limited exceptions, with respect to any series of Senior Notes, as described in the Senior Indenture, such a discharge being called a “defeasance” in this prospectus; and

•

released from its obligations under certain restrictive covenants especially established with respect to any series of Senior Notes, including the covenant described under “Negative Pledge,” as described in the Senior Indenture, such a release being called a “covenant defeasance” in this prospectus.

Spectra Energy Capital must satisfy certain conditions to effect a defeasance or covenant defeasance. Those conditions include the irrevocable deposit with the trustee, in trust, of money or government obligations which through their scheduled payments of principal and interest would provide sufficient money to pay the principal and any premium and interest on those Senior Notes on the maturity dates of those payments or upon redemption.

Following a defeasance, payment of the Senior Notes defeased may not be accelerated because of an event of default under the Senior Indenture. Following a covenant defeasance, the payment of Senior Notes may not be accelerated by reference to the covenants from which Spectra Energy Capital has been released. A defeasance may occur after a covenant defeasance.

Under current United States federal income tax laws, a defeasance would be treated as an exchange of the relevant Senior Notes in which holders of those Senior Notes might recognize gain or loss. In addition, the amount, timing and character of amounts that holders would thereafter be required to include in income might be different from that which would be includible in the absence of that defeasance. Spectra Energy Capital urges investors to consult their own tax advisors as to the specific consequences of a defeasance, including the applicability and effect of tax laws other than United States federal income tax laws.

Under current United States federal income tax law, unless accompanied by other changes in the terms of the Senior Notes, a covenant defeasance should not be treated as a taxable exchange.

Concerning the Senior Indenture Trustee

The Bank of New York is the trustee. Spectra Energy Capital and certain of its affiliates maintain deposit accounts and banking relationships with The Bank of New York. The Bank of New York also serves as trustee or agent under other indentures and agreements pursuant to which securities of Spectra Energy Capital and of certain of its affiliates are outstanding.

The trustee will perform only those duties that are specifically set forth in the Senior Indenture unless an event of default under the Senior Indenture occurs and is continuing. In case an event of default occurs and is continuing, the trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs.

PLAN OF DISTRIBUTION

The securities may be sold in one or more of the following ways:

•	to or through underwriters or dealers;

•	directly to purchasers or to a single purchaser;

•	through agents (or remarketing agents, in the case of a remarketing); or

•	through a combination of any such methods of sales.

The applicable prospectus supplement will describe the terms under which the securities are offered, including:

•	the names of any underwriters, dealers or agents;

•	the purchase price and the net proceeds from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price; and

•	any discounts or concessions allowed, re-allowed or paid to dealers.

Any underwriters or dealers may from time to time change any initial public offering price and any discounts or concessions allowed, re-allowed or paid to dealers.

If underwriters participate in the sale of the securities, those underwriters will acquire the securities for their own account and may resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of the sale.

Unless we state otherwise in the applicable prospectus supplement, the obligations of any underwriter to purchase the securities will be subject to conditions, and the underwriter will be obligated to purchase all the securities offered, except that in some cases involving a default by an underwriter, less than all of the securities offered may be purchased. If the securities are sold through an agent, the applicable prospectus supplement will state the name and any commission that may be paid to the agent. Unless we state otherwise in the prospectus supplement, that agent will be acting on a best-efforts basis for the period of its appointment.

Underwriters, dealers acting as principals and agents participating in a sale of the securities may be deemed to be underwriters as defined under the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act.

Agents and underwriters may be entitled to indemnification against certain civil liabilities, including liabilities under the Securities Act, under agreements entered into with us.

Underwriters and their affiliates may engage in transactions with, and, from time to time, perform services for, us or our affiliates in the ordinary course of their business.

The securities may or may not be listed on a national securities exchange.

LEGAL MATTERS

In connection with particular offerings of the securities in the future, and unless otherwise indicated in the applicable prospectus supplement, the validity of those securities will be passed upon for Spectra Energy Capital or Spectra Energy by Reginald D. Hedgebeth, General Counsel of the Registrant, or Skadden, Arps, Slate, Meagher & Flom LLP, Washington, District of Columbia.

EXPERTS

The consolidated financial statements, the related financial statement schedule of Spectra Energy Corp and subsidiaries incorporated in this Prospectus by reference from Spectra Energy Corp’s Annual Report on Form 10-K dated February 25, 2010, and the effectiveness of Spectra Energy Corp’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which (1) expresses an unqualified opinion on the consolidated financial statements and financial statement schedule and includes explanatory paragraphs related to the adoption of ASC 810-10-65, Consolidations – Overall – Transition (previously SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements) effective January 1, 2009, the adoption of ASC 740-10, Income Taxes – Overall (previously FIN 48, Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109) in 2007, and the completion of the spin-off of Spectra Energy Corp from Duke Energy Corporation on January 2, 2007, all discussed in Note 1), and (2) expresses an unqualified opinion on the effectiveness of internal control over financial reporting ). Such financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of DCP Midstream, LLC and subsidiaries, incorporated in this prospectus by reference from Amendment No. 1 to Spectra Energy Corp’s Annual Report on Form 10-K for the year ended December 31, 2009, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expressed an unqualified opinion and included an explanatory paragraph concerning the retrospective adjustments related to the adoption of ASC 810, Consolidation, as it pertains to noncontrolling interests), which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Spectra Energy Capital, LLC

$650,000,000 3.30% Senior Notes due 2023

Fully and Unconditionally Guaranteed by

Spectra Energy Corp

PROSPECTUS    SUPPLEMENT

Morgan Stanley

Deutsche Bank Securities

RBS

SunTrust Robinson Humphrey

KeyBanc Capital Markets

Mitsubishi UFJ Securities

SMBC Nikko

February 25, 2013